EXHIBIT 99.2


Conference Call Script



PETE PAPPAS

Good afternoon and welcome to Vari-L's conference call for the third quarter and nine-month period ended March 31, 2001.

With me again today is Rick Dutkiewicz, our chief financial officer. Rick will open up the presentation with a brief recap of our financial results, and then I will make some brief remarks on some other issues that may be on your mind before we open the call to questions. Rick?

RICK DUTKIEWICZ

o Good afternoon. As is customary, before getting started with our formal presentation I will read our required Safe Harbor statement.

o Some of the statements contained in this conference call may be forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to general economic conditions in the United States and the overseas markets served by the Company, the success of the products into which the Company's products are integrated, governmental action relating to wireless communications, licensing and regulation, the accuracy of the Company's internal projections as to the demand for certain types of technological innovation, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, and the outcome of pending and threatened litigation and regulatory actions as well as other factors.

o By now you've all probably read and digested our financial results as published in our news release this morning, so I'll just cover a few of the highlights.

o First and foremost, we are pleased to report a return to bottom line profitability for the third quarter after transitioning to an operating profit in the second quarter. On a pro forma basis, backing out the accounting and litigation expenses, the net income would have been substantially higher. Under that scenario, and also backing out the impact of stock compensation, the Company would have reported net income of $537,000, or 8 cents per share for the third quarter and $2.6 million or 37 cents per share, for the nine-month period.

o We are also very pleased to report that net sales for the three and nine-month periods were up 29% and 53%, respectively, versus the corresponding periods a year ago.

o Gross profit for the third quarter increased more than 12 points to 56% compared with the quarter ended March 31, 2000, reflecting reduced labor and material costs, a substantial reduction in expedited shipments and improved production yields.

o As was the case in the second quarter, operating expenses in the third quarter included non-cash charges for stock compensation. In addition, S,G&A expenses were up significantly as a result of higher commissions paid to manufacturer's reps due to higher sales volume and to fees for independent contractors for interim management and for accounting services.

o On the balance sheet at March 31st the Company had $17.3 million in current assets, including $4.7 million cash and cash equivalents. Working capital, excluding notes payable of $6.7 million, was $13.1 million.

o We are continuing to reduce our cash invested in inventory. As of March 31, 2001, inventory is $5.6 million compared with $6.1 million at December 31, 2000 and $7.4 million at June 30, 2000.

o On the liability side, you'll notice that we have reduced our notes payable and current portion of long-term debt by approximately $4.8 million over our June 30th fiscal year end.

OTHER ISSUES

o On April 3rd we announced an extension of our forbearance agreement with Bank One from March 31st to June 30th. The three-month extension, which is in line with Bank One's desire to keep extensions consistent with quarter ends, gives us an opportunity to work with other lenders in an effort to transition our banking relationship. There are four significant steps in the process of securing a new lender. The first step is obtaining term sheets from financial institutions interested in becoming the new lender. That step has been completed. Step two relates to collateral audits performed by auditors from these financial institutions. We are in that phase currently. The next step is a formal commitment from the institution to lend. Upon execution of the commitment letter, step four, which relates to drafting and executing all legal documentation, takes place. Upon completion of step four, we will make an announcement regarding the new lending relationship.

o On that note, I will turn the call back over to Pete Pappas.  Pete...

PETE PAPPAS

o Thank you, Rick. Prior to opening up the call to questions, I would like to address our recent change in management.

o Over the past few months, we have been very busy strengthening our management team. Last week, we announced that Charles Bland has been hired as the Company's permanent CEO, effective May 7th, which is just next Monday. Our selection of Charles Bland is the result of an exhaustive search and a review of dozens of qualified candidates. We are confident that he will be an outstanding fit for Vari-L and our long-term strategic direction. Charles has tremendous credentials in my opinion and an excellent track record for managing and growing businesses and Vari-L's Board believes he is the ideal person to lead Vari-L into the future.

Operator, you may now open the call for questions.